SECURITIES AND EXCHANGE COMMISSION
                          450 Fifth Street, N.W.
                           Washington, D.C.   20549

                                  FORM 15

          Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty of File Reports Under Sections 13 and
               15(d) of the Securities Exchange Act of 1934.


                        Commission File No.  1-9800

                            INCSTAR Corporation
          (Exact name of registrant as specified in its charter)

                         1990 Industrial Boulevard
                        Stillwater, Minnesota 55082
                               (612) 439-9710
                (Address, including zip code, and telephone
               number, including area code, of registrant's
                       principal executive offices)

                  Common Stock, $0.01 par value per share
         (Title of each class of securities covered by this Form)


           (Titles of all other classes of securities for which
                   a duty to file reports under Section
                          13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(ii)[  ]
    Rule 12g-4(a)(2)(ii)[  ]      Rule 12h-3(b)(2)(i) [  ]
    Rule 12g-4(a)(2)(i) [  ]      Rule 12h-3(b)(2)(ii)[  ]
    Rule 12g-4(a)(2)(ii)[  ]      Rule 15d-6          [  ]
    Rule 12h-3(b)(1)(i) [  ]

       Approximate number of holders of record as of the certificate or notice date: 1

       Pursuant to the requirements of the Securities Exchange Act of 1934, INCSTAR Corporation has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: June 30, 1997             BY:  /s/  John J. Booth
                                     John J. Booth
                                     President, Chief Executive Officer
                                     INCSTAR Corporation